UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 6, 2010
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

001-32632 (Commission File No.)	41-1719250 (IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
5420 Feltl Road
Minnetonka, Minnesota 55343
(Address of principal executive offices)
952-426-6140
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 6, 2010, our Board of Directors increased the number of directors of our Company to seven and appointed Robert C. Kill (46) to serve as a Class II Director until the next annual meeting of our shareholders. Mr. Kill will also serve as a member of our Audit Committee. In conjunction with the appointment, we granted Mr. Kill stock options to acquire 4,900 shares of our common stock at an exercise price of $5.26 and 2,875 restricted shares. The options will vest with respect to 100% of the shares on the first anniversary of the grant date and expire seven years from the grant date and the restricted shares will vest six months from the grant date.
     Certain information with respect to Mr. Kill is set forth below:
     Mr. Kill has 19 years of experience with growing medical products and service companies. He has served as the President, CEO and a Board member of Virtual Radiologic Corporation since 2007. Prior to joining Virtual Radiologic, Mr. Kill was employed by MISYS Healthcare Systems from 2002 to 2006, most recently as President of the Physicians Systems business. Earlier, he spent 10 years with Baxter Healthcare, where he held senior leadership positions in operations, marketing and sales.
     A copy of the press release announcing the appointment of Mr. Kill to our Board is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibit (filed herewith)
99.1	Press Release dated December 8, 2010
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: December 8, 2010

UROPLASTY, INC.
By:	/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer